Exhibit 5.1

[LETTERHEAD OF CLEARY GOTTLIEB STEEN & HAMILTON LLP]

January 27, 2011

Intcomex, Inc.

3505 N.W. 107th Avenue

Miami, Florida 33178

Re:	Amendment No. 1 to the Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Intcomex, Inc., a Delaware corporation (the “Company”), Software Brokers of America, Inc., a Florida corporation (“SBA”), Intcomex Holdings, LLC, a Delaware limited liability company (“Intcomex Holdings”), Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (“Intcomex Holdings SPC-I”), Forza Power Technologies LLC, a limited liability company organized under the laws of the State of Florida (“FORZA”), KLIP Xtreme LLC, a limited liability company organized under the laws of the State of Florida (“KLIP”), NEXXT Solutions LLC, a limited liability company organized under the laws of the state of Florida (“NEXXT” and, together with SBA, Intcomex Holdings, Intcomex SPC-I, Forza and KLIP, the “Guarantors” and, together with the Company, the “Registrants”) in connection with Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of the Company’s 13 1/4% Second Priority Senior Secured Notes due 2014 (the “Exchange Notes”) being issued in exchange for the Company’s 13 1/4% Second Priority Senior Secured Notes due 2014 originally issued on December 22, 2009 (the “Initial Notes”). The Exchange Notes will be issued under an Indenture (the “Indenture”), dated as of December 22, 2009, among the Registrants and The Bank of New York Mellon Trust Company, N.A. in its capacity as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, including the certificated form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company, Intcomex Holdings and Intcomex Holdings SPC-I (together, the “Delaware Companies”) and such other documents and other certificates of public officials, officers and representatives of the Companies and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed, authenticated and delivered in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, (a) the Exchange Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees set forth in the Indenture will be valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, such opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and to general principles of equity. The waiver of defenses contained in Section 1.1(b) of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

In giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of any of the Florida-incorporated or Florida-organized Guarantors, we have relied without independent investigation, as to matters relating to the law of State of Florida, on the opinion of Carlton Fields, P.A., a copy of which is filed as Exhibit 5.2 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein.

Except insofar as we have relied on such opinion, the foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law, and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner